Exhibit 19.1
BURFORD CAPITAL LIMITED
Insider Trading Policy
I.Insider Trading
A.Insider Trading Policy Statement
This insider trading policy (this “Policy”) implements procedures to deter misuse of material nonpublic information in transactions in Securities (as defined below). Burford Capital Limited (together with its subsidiaries, unless the context requires otherwise, “Burford”) forbids all Covered Persons (including Insiders, members of their Immediate Family and Controlled Entities) (each, as defined below) to trade any Securities, either personally or on behalf of others, while in possession of material nonpublic information concerning such Securities or to tip or communicate such material nonpublic information to others. This conduct is referred to as insider trading, and this Policy prohibiting insider trading applies to every Covered Person and extends to activities within and outside their duties at Burford. Where specifically stated, this Policy also applies to Burford when trading in Burford Securities (as defined below).
This Policy applies to any and all “trades”, including purchases, sales and gifts, in Securities. For purposes of this Policy, a “Security” has the meaning set forth in Section 202(a)(18) of the US Investment Advisers Act of 1940, as amended, Section 2(a)(1) of the US Securities Act of 1933, as amended, and Section 3(a)(10) of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), and covers all Securities that a company has or may issue, including common stock, warrants, preferred stock, notes and debentures, as well as derivative financial instruments pertaining to the Securities, whether or not issued by the company, such as options or forward contracts. This Policy applies to such Securities regardless of whether they are held in a brokerage account.
Trading Securities while in possession of material nonpublic information concerning such Securities or improperly communicating such information to others may expose Covered Persons to stringent criminal and civil penalties. Persons violating such rules may be required to disgorge profits gained or losses avoided through trading on inside information, pay the loss suffered by the person who purchased Securities from or sold Securities to them and/or serve jail time. Burford and/or the supervisor(s) of the Covered Person violating the rules may also be exposed to legal liability and may be required to pay major civil or criminal penalties.
Burford’s Chief Compliance Officer (the “CCO”) is available for additional information or explanation. Any action on the part of Burford, the CCO or any other individual pursuant to this Policy does not constitute legal advice or insulate an individual from liability under applicable securities laws.

B.What Is Insider Trading?
For purposes of this Policy, the term “insider trading” is used to refer to the use of material nonpublic information to trade (which includes purchases, sales and gifts) in Securities of (a) Burford (“Burford Securities”) or (b) any other public company on the basis of material nonpublic information obtained through employment or other involvement with Burford or to the communication of such material nonpublic information to others. The Policy generally imposes the following prohibitions:
1.if and while in possession of material nonpublic information about Burford, Covered Persons are prohibited from (a) trading, directly or indirectly, in Burford Securities or (b) tipping or disclosing material nonpublic information concerning Burford to any outside person (including Immediate Family, Controlled Entities, analysts, individual investors and members of the investment community and news media), unless required as part of such Covered Person’s regular duties for Burford and authorized by the CCO;

2.if and while in possession of material nonpublic information about any other public company through the course of their employment or involvement with Burford, Covered Persons are prohibited from (a) trading, directly or indirectly, in such other public company’s Securities or (b) tipping or disclosing material nonpublic information concerning such other public company to any outside person (including Immediate Family, Controlled Entities, analysts, individual investors and members of the investment community and news media); and

3.if and while in possession of material nonpublic information about Burford, Burford itself is prohibited from trading, directly or indirectly, in Burford Securities, unless such trading activity otherwise complies with all applicable securities laws.
These prohibitions apply even if the Covered Persons or Burford do not intend to realize a profit from such trade, tip or disclosure.
Separate requirements and restrictions apply to Access Persons (as defined below), as explained in further detail in Sections VI and VII.
C.Who Is Covered by This Policy?
This Policy applies to all “Supervised Persons”, which means any partner, officer, director, manager or employee of, or other person occupying a similar status or performing similar functions for, Burford, or any other person who provides investment advice on behalf of Burford and is subject to the supervision and control of Burford. In addition, this Policy also applies to a person who enters into a special confidential relationship in the conduct of Burford’s affairs and, as a result, is given access to information solely for Burford’s purposes (a “temporary insider” and, collectively with Supervised Persons, “Insiders”). A temporary insider can include, among others, Burford’s attorneys, accountants, consultants, bank lending officers and employees of such organizations. Sitting on the board of directors of an issuer could cause an employee to be deemed a temporary insider of such issuer. In addition, companies within, and partners, officers, directors, managers or employees of, Burford may become temporary insiders of a company that Burford advises, for which it performs other services or in which it is considering an investment or acquisition.
In addition, this Policy applies to Insiders’ Immediate Family (as defined below) and to Controlled Entities (as defined below) (collectively with Insiders, the “Covered Persons”).
D.What Is Material Information?
Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. No objective test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Any questions about whether information is material should be directed to the CCO.
Material information often relates to a company’s results and operations. While it is not possible to identify in advance all information that may be deemed “material”, the following types of information might be considered material information depending on their content:
•earnings information;
•projections and strategic plans, including changes in previously announced earnings guidance;
•mergers, acquisitions, tender offers or significant developments regarding large or critical customers or suppliers (i.e., the acquisition or loss of a significant or meaningful contract);
•the establishment of a Securities repurchase program or information regarding actual or contemplated transactions thereunder;
•changes in control or in management;
•changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;
•events regarding the issuer’s Securities (e.g., defaults on Securities, calls of Securities for redemption, stock splits or changes in dividends, changes to the rights of holders of Securities, public or private sales of additional Securities);
•bankruptcies or receiverships;
•major developments in litigation or events that could lead to litigation;
•a significant cybersecurity incident, whether at a company’s facilities or through its information technology infrastructure; and
•the imposition of Special Closed Periods (as defined below).

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material.
Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the US Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of Securities. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.
E.What Is Nonpublic Information?
Information is nonpublic until it has been widely released and investors have had a chance to absorb it. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the US Securities and Exchange Commission (the “SEC”) or some other governmental agency, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after two (2) full trading days on either the New York Stock Exchange or the London Stock Exchange have elapsed following the widespread public release of the information. Nonpublic information may include:
•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or
•information that has been entrusted to Burford on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) full trading days on either the New York Stock Exchange or the London Stock Exchange).
II.Definitions
Capitalized terms used but not otherwise defined in this Policy have the meanings set forth below.
“Access Person” means any Supervised Person who meets any of the following criteria, as designated by the CCO: (i) has access to nonpublic information concerning the purchase, sale, holdings or investment recommendations for any portfolio or account of Burford; and/or (ii) as part of his or her job duties, makes any investment recommendations for any portfolio or account of Burford.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial Ownership” means a direct or indirect, through any contract, arrangement, understanding, relationship or otherwise, pecuniary interest in any Security.
“Controlled Entities” means any entities influenced or controlled by an Insider or such Insider’s Immediate Family, including corporations, partnerships, trusts and any entity established as, or part of, an investment club.
“Immediate Family” means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, as well as minor children not sharing the same household (e.g., at boarding school), or dependents not sharing the same household but over whose holdings a Supervised Person maintains Beneficial Ownership.
“Limited Offering” means an offering that is exempt from registration under the US Securities Act of 1933, as amended, pursuant to Section 4(a)(2) or Section 4(a)(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
“Managed Account” means any Reportable Account (including an account in which an Access Person has Beneficial Ownership) for which the account holder has delegated full investment discretion in writing to a third-party broker or investment manager.
“Reportable Account” means any account that can hold a Reportable Security.
“Reportable Security” means any Security reportable under this Policy and generally will include all Securities, but for purposes of this Policy will not include:
•direct obligations of the US government;
•bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•shares issued by money market mutual funds;
•shares issued by diversified open-end mutual funds (including 401(k) index funds) and exchange-traded funds; and
•cryptocurrency.
“Reportable Transaction” includes any transaction involving a Reportable Security, except transactions in Managed Accounts and transactions occurring under Automatic Investment Plans.
“Securities Account” means any type of account that can hold any type of Security (including mutual funds), including brokerage accounts, 401(k) plans, 529 plans, trusts and charitable giving accounts. “Securities Account” does not include any regular bank account that cannot, by its terms, hold Securities or mutual funds.

III.Procedures To Detect and Prevent Insider Trading
During the course of their employment or other involvement with Burford, Covered Persons may come into possession of material nonpublic information about various companies. The following procedures are designed to help ensure that Burford complies with the prohibition on insider trading by limiting the use and restricting the disclosure of material nonpublic information to persons within or outside of Burford who are in a position to trade on the basis of such information or to transmit it to others. These procedures are also designed to aid Burford in preventing, detecting or imposing sanctions against insider trading. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the CCO.
A.Identifying Insider Information
Before trading Securities, a Covered Person should ask him or herself the following questions regarding information in his or her possession:
•What was the source of the information? Consider carefully whether the information was obtained from any Covered Person, including temporary insiders.
•What is the nature of the information? For example, does it involve a tender offer?
•Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Securities if generally disclosed?
•Is the information nonpublic? To whom has this information been provided? Has the information been widely communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg, CNBC or other publications (including print or digital media) of general circulation? Has the information been widely communicated to the marketplace by being filed with, or furnished to, the SEC or the subject of an issuer’s press release? Have investors had a chance to absorb it?
If, after consideration of the above, a Covered Person believes that the information is material and nonpublic or if a Covered Person has questions as to whether the information is material and nonpublic, he or she should take the following steps, as applicable:
•report the information and proposed trade immediately to the CCO; and
•refrain from any purchase or sale of such Securities in question on behalf of not only the Covered Person, but also of others, including Immediate Family and Controlled Entities.
After the CCO has reviewed the issue, the Covered Person will be instructed to either continue to refrain from trading and communication because the CCO has determined that the information is material and nonpublic or he or she will be allowed to trade the Securities and communicate the information if otherwise in compliance with applicable provisions of this Policy.

B.Restricted Access to Material Nonpublic Information
In general, information in a Covered Person’s possession that is identified as material and nonpublic may not be communicated to anyone outside of Burford and should only be communicated within Burford to those personnel who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure. For example, Covered Persons should adhere to the following procedures:
1.Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. In addition, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

2.Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in Burford offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

3.Document control procedures, such as numbering counterparts and recording their distribution and shredding papers containing material nonpublic information, should be used where appropriate.

4.Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation, or in any other situation where such conversations may be overheard.
In any instance in which material nonpublic information is disclosed to outsiders, Burford will take such steps, if any, as are necessary, including potentially disseminating such information promptly, i.e., as soon as reasonably practicable but not later than twenty-four (24) hours after discovery of the unintentional disclosure (or prior to the commencement of the next day’s trading on the New York Stock Exchange, if later).
C.Rumor Control
Burford strictly prohibits the use or misuse of false rumors. Covered Persons should be aware that all of Burford’s emails and instant messages may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or Securities-related rumors.

IV.Closed Periods and Preclearance Procedures for Trading in Burford Securities
In order to avoid any appearance that Covered Persons are trading with an informational advantage relating to Burford’s financial results, Burford has established a quarterly closed period (the “Quarterly Closed Period”) during which Covered Persons may not trade (which includes purchases, sales and gifts) in Burford Securities. The Quarterly Closed Period generally commences on the first full trading day on either the New York Stock Exchange or the London Stock Exchange following the end of a quarter and ends after two (2) full trading days on either the New York Stock Exchange or the London Stock Exchange have elapsed after the public release of Burford Capital Limited’s associated consolidated quarterly or annual financial results.
Accordingly, absent other restrictions, Covered Persons may trade in Burford Securities, but only during the period that begins after two (2) full trading days on either the New York Stock Exchange or the London Stock Exchange have elapsed after the public release of Burford Capital Limited’s associated consolidated quarterly or annual financial results and ends prior to the opening of the market on the first full trading day on either the New York Stock Exchange or the London Stock Exchange following the end of a quarter. If the last day of the trading window falls on a holiday on which the market is closed, then the trading window may be extended to the next trading day. The CCO may reduce or extend the length of any such trading window or keep the trading window closed in his or her sole discretion.
Trading windows do not create a legal right to trade. Accordingly, any Covered Persons possessing material nonpublic information concerning Burford or another public company may not trade in Burford Securities at any time, even during applicable trading windows.
The CCO may designate from time to time, as he or she deems appropriate or advisable, a “Special Closed Period” independent of the Quarterly Closed Period during which Covered Persons that have been designated as being subject to the Special Closed Period may not trade in Burford Securities. The existence of a Special Closed Period will be communicated to those subject to it, but will not be announced to Burford generally, should not be communicated to any other person and may itself be considered under this Policy to be nonpublic material information.
Covered Persons, whether for themselves or on behalf of another, are prohibited from trading Burford Securities without the prior approval of the CCO. Absent very limited circumstances, such approval will not be granted during a Quarterly Closed Period or Special Closed Period, as applicable. Additional rules govern the trading of any Securities by all Access Persons as set forth in Sections VI and VII.
V.Prohibited Activities in Relation to Burford Securities
The following rules govern the trading of Burford Securities by all Covered Persons. In the event there is any uncertainty of the propriety of any trade being contemplated, Covered Persons should consult with the CCO.

1.Short-Term Trades. No one may engage in any purchase and sale or sale and purchase of Burford Securities on the open market within thirty (30) calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction.

2.Short Sales. No one may trade in any interest or position relating to Burford Securities they do not own, including a “sale against the box” (i.e., a sale with delayed delivery).

3.Transactions in Exchange-Traded Options. No one may trade in derivatives in Burford Securities, including puts, calls or similar options, on an exchange or in any other organized market.

4.Hedging Transaction. No one may engage in hedging or monetization transactions, or similar arrangements designed to hedge or offset any decrease in the market price of Burford Securities, including through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, among others.

5.Margin Loans and Pledging Securities. Because margin or foreclosure sales may occur while the relevant Covered Person is in possession of material nonpublic information, no one may hold Burford Securities in a margin account or pledge Burford Securities as collateral for a loan. Burford Securities held in a margin account or pledged as collateral for a loan may be sold without the Covered Person’s consent by a broker if the Covered Person fails to meet a margin call or by the lender in foreclosure if the Covered Person defaults on the loan. The foregoing restriction on purchasing Burford Securities on margin does not apply to the “cashless exercise” of stock options (i.e., the exercise of a stock option where the seller sells some of the shares underlying the option to pay the taxes required to be withheld, the exercise price of the options so exercised and/or broker commissions related to the transactions).

6.Standing and Limit Orders. Standing or limit orders on Burford Securities (other than under an approved written trading plan executed by, and giving trading authority to, a reputable broker-dealer in accordance with Rule 10b5-1 of the Exchange Act (such plan, a “Rule 10b5-1 Trading Plan”)) are strongly discouraged. However, subject to the specific requirements for Access Persons, if a Covered Person determines that they must use a standing or limit order, the order must be limited to brief periods of time when the Covered Person can be reasonably certain the order will not execute during a Quarterly Closed Period or Special Closed Period, as applicable, and will not execute at a time when the Covered Person otherwise possesses material nonpublic information (except that standing orders may be used for longer periods under Rule 10b5-1 Trading Plans that comply with the requirements of Rule 10b5-1 of the Exchange Act) and must otherwise comply with the restrictions and procedures set forth in this Policy.
VI.Personal Trading Requirements
The following additional rules govern the trading of any Securities by all Access Persons. Access Persons should consult the CCO in the event there is any uncertainty of the propriety of any trade being contemplated:
1.Front running strictly prohibited. Access Persons are prohibited from entering an order or making an investment that anticipates (i.e., front runs) or competes with an order or investment of Burford’s pooled investment vehicles or of an advisory client.

2.Initial public offerings. Access Persons are prohibited from participating in initial public offerings.

3.Limited Offerings. Access Persons may not acquire Beneficial Ownership in any Securities in a Limited Offering, including any private placement investments, without obtaining prior approval of the CCO. Preclearance requests should be submitted through ComplySci.

4.Reportable Securities. Access Persons may not buy or sell any Reportable Security without obtaining prior approval from the CCO. While Burford expects to have little to no material nonpublic information, the CCO may review a preclearance request in detail to ensure there is no conflict with any of Burford’s legal finance assets. Access Persons are prohibited from exceeding ten (10) preclearance requests per month for transactions in Reportable Securities. Any Access Person seeking an exception to this rule must discuss with the CCO, who in turn may escalate the exception request to the supervisor(s) for review.
If preclearance is approved, all Access Persons will receive a notification from ComplySci. Approval remains effective for five (5) business days following such approval, unless the CCO specifies otherwise in writing. Access Persons who receive approval with respect to a transaction in Securities but do not effect the transaction within the five (5)-day period must submit a new preclearance request in ComplySci.
Subject to the requirements set forth in Section V, Access Persons may place limit orders, provided that, once an Access Person receives approval, such Access Person must place the limit order within the five (5)-day period. The automatic execution of the limit order does not need to occur within the five (5)-day period. Should an Access Person seek to amend or alter the previously approved limit order, such Access Person must obtain a new preclearance approval. Options on securities are also permitted, subject to preclearance approval.

Securities held in a Managed Account over which the Access Person has no direct or indirect influence or control are not subject to the preclearance requirements or restrictions described above, subject to the determination of the CCO. To enable the CCO to validate the account as a Managed Account, Access Persons must provide verification that the account is a Managed Account from their broker or investment manager when the account is disclosed by the Access Person. If the CCO determines that the account should be classified as a Managed Account, the Access Person will not have to certify to transactions in the account on a quarterly basis. However, the Access Person may be required to certify to the account and its holdings on an annual basis. If circumstances should change and the account no longer qualifies as a Managed Account, the Access Person must promptly notify the CCO.
The CCO will not grant prior approval to an order or investment that anticipates (i.e., front runs) or competes with an order or investment of Burford’s pooled investment vehicles or of an advisory client. The CCO will not grant prior approval to any transaction in Reportable Securities if the CCO has reason to believe that such activity may be or could be perceived to be the result of exposure to material nonpublic information. In addition, the CCO also will not grant prior approval to any transaction in Burford Securities or Securities of any of its subsidiaries during a Quarterly Closed Period or Special Closed Period, as applicable. Access Persons should not communicate any denial by the CCO of any proposed transaction to any person.
Prior to the CCO’s trading in Reportable Securities, the CCO will obtain prior approval from another member of the compliance team who will consult with Burford’s Chief Executive Officer or General Counsel as needed. Securities reports of the CCO will be reviewed by or under the direction of Burford’s Chief Executive Officer or General Counsel, as applicable.
Except as otherwise provided with respect to Burford Securities and Securities of any of its subsidiaries and subject to the mandatory preclearance requirements for initial public offerings and Limited Offerings, Burford’s non-executive directors are not currently classified as Access Persons for purposes of this Section VI and Section VII. For purposes hereof, a “non-executive director” means a director of Burford who is not otherwise a member of Burford’s executive management team and is not involved in the day-to-day management or operations of Burford or any of its subsidiaries.
VII.Reporting of Personal Securities Transactions
A.Initial and Annual Personal Accounts and Holdings Report
Except as otherwise provided below, within ten (10) calendar days of becoming an Access Person, every Access Person must disclose all Securities Accounts and all holdings of Reportable Securities as of a date not more than forty-five (45) calendar days prior to the date of the disclosure. This includes:
•the title and type of Reportable Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each

Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•the name of any broker, dealer or bank with which the Access Person maintains an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit and the account titles and numbers of such accounts; and
•the date the Access Person submits the report.
For purposes of this disclosure, the Access Person may elect to provide the CCO with the most recent paper statement for all Securities Accounts within ten (10) calendar days of becoming an Access Person.
Except as otherwise provided below, every Access Person shall report to the CCO the information described above for the year ended December 31 by February 14 of the following year.
Aside from the initial and annual accounts and holdings report, any new Securities Accounts opened by Access Persons or changes to existing Securities Accounts must be reported in ComplySci promptly and no later than the end of the quarter in which new Securities Accounts were opened or changes to existing Securities Accounts were implemented.
B.Transaction Reports
Each quarter, Access Persons must certify to all Reportable Transactions within thirty (30) calendar days following the end of such calendar quarter. In addition, Access Persons must provide a copy of each of their Automatic Investment Plans to the CCO and obtain approval prior to adoption of such Automatic Investment Plans.
Quarterly transaction certifications are administered by the CCO through ComplySci.
C.Monitoring of Personal Transactions
The CCO is responsible for reviewing Reportable Transactions by Access Persons. Trading against this Policy can result in censure, termination and/or other punishments. The CCO will make efforts to establish an electronic brokerage feed to ComplySci for all Reportable Accounts. While Access Persons are required to initially report all Securities Accounts and holdings, the CCO will monitor only Reportable Accounts. If an electronic brokerage feed to ComplySci is not established for any Reportable Account, duplicate trade confirmations and account statements from an Access Person’s broker are required at least quarterly.
In the event the CCO determines that an Access Person whose trade confirmations and account statements are not provided to Burford directly (including via electronic brokerage feed) has failed to comply with the trading restrictions, preclearance and/or reporting requirements set forth in this Policy (including failing to submit timely transaction or holdings reports), the CCO may require such Access Person to have his or her duplicate trade confirmations and account statements sent to Burford via electronic brokerage feed.

D.Confidentiality of Reporting
The CCO and other designated compliance personnel receiving reports of Supervised Persons’ holdings and transactions under this Policy will keep such reports confidential, except to the extent that the CCO and designated compliance personnel are required to disclose the contents of such reports to regulators or third-party consultants assisting with the compliance program. The CCO will confer with outside counsel to the extent the CCO believes necessary to determine whether the content of any such reports must be disclosed to such regulators.
VIII.Exceptions to this Policy
This Policy does not apply in the following limited circumstances, except as specifically noted:
1.Vesting. This Policy does not prohibit the vesting of restricted shares, restricted share units or performance restricted share units, or the exercise of a tax withholding right pursuant to which Burford withholds shares of Burford Securities to satisfy tax withholding requirements upon the vesting of any such awards, provided that any such sales or exchanges of Burford Securities acquired pursuant to the vesting of such award may not be made during a Quarterly Closed Period or Special Closed Period, as applicable.
2.Gifts. This Policy prohibits gifts of Burford Securities when in possession of material nonpublic information or during a Quarterly Closed Period or Special Closed Period, if applicable, unless the donee expressly agrees they will not make any transaction with Burford Securities while the donor is in possession of material nonpublic information.

3.Rule 10b5-1 Trading Plans. Covered Persons may trade in Burford Securities outside of a trading window if such trade is executed pursuant to a valid Rule 10b5-1 Trading Plan. No Rule 10b5-1 Trading Plan may be entered into, adopted, modified or terminated by a Covered Person outside of a trading window or when the Covered Person is in possession of material nonpublic information.
IX.Rule 10b5-1 Trading Plans
A.General Information
Under Rule 10b5-1 of the Exchange Act, an individual may have an affirmative defense against an allegation of insider trading if they demonstrate that the trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before they became aware of material nonpublic information. Such contracts, instructions and plans are commonly referred to as Rule 10b5-1 Trading Plans.
Rule 10b5-1 Trading Plans also may have the potential advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Burford Securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 Trading Plan has been adopted, it is generally not advisable to amend or modify such Rule 10b5-1 Trading Plan, except in certain limited circumstances. Accordingly, while some individuals may find Rule 10b5-1 Trading Plans attractive, they may not be suitable for all Covered Persons.
B.Preclearance of Rule 10b5-1 Trading Plans
Any Covered Person wishing to establish a Rule 10b5-1 Trading Plan must first receive approval from the CCO. Any Rule 10b5-1 Trading Plans must be submitted for approval five (5) days prior to the entry into the Rule 10b5-1 Trading Plan, unless otherwise approved by the CCO.
In connection with this approval, a copy of the proposed Rule 10b5-1 Trading Plan must be provided to the CCO. Any proposed modification or termination of, or deviation from, an established Rule 10b5-1 Trading Plan will be treated as the adoption of a new Rule 10b5-1 Trading Plan, which must also be approved.
Once such Rule 10b5-1 Trading Plan is properly implemented, individual trades made under the Rule 10b5-1 Trading Plan will not require approval and, subject to the provisions in this Policy, may be made at any time, even outside of a trading window, if the Rule 10b5-1 Trading Plan properly specifies the dates, prices and amounts of contemplated trades or establishes a formula for determining the dates, prices and amounts.
Any modification to the amount, price or timing of the purchase or sale of Burford Securities underlying a Rule 10b5-1 Trading Plan is considered a termination of such Rule 10b5-1 Trading Plan and the adoption of a new Rule 10b5-1 Trading Plan.
This Policy does not prohibit the purchase or sale of Burford Securities by Burford in accordance with a Rule 10b5-1 Trading Plan that complies with all applicable federal and state securities laws.
X.Compliance
Burford has designated the CCO as the person responsible for administering and enforcing this Policy. All determinations and interpretations by the CCO will be final and not subject to further review. The CCO will review this Policy and its operation annually and may make any amendments as a result of such review. The CCO also may make material amendments to this Policy at any time during the calendar year. Any material amendments or modifications to this Policy will be promptly distributed or otherwise communicated to all Covered Persons. Neither this Policy, nor its terms, nor its enforcement will constitute or be construed or relied on as a contract of employment or as a promise or commitment of benefits or continued employment.
Subject to any additional terms, conditions or restrictions that may be set forth in an agreement between a Covered Person and Burford, for a period of time after their status with Burford terminates, all aspects of this Policy (including mandatory preclearance of any trades in Burford Securities for all Covered Persons) will continue to apply until the later of (a) the end of the first

Quarterly Closed Period following Burford’s widespread public release of Burford Capital Limited’s associated consolidated financial results for the fiscal quarter in which the Covered Person’s status with Burford terminates or (b) the beginning of the second full trading day on either the New York Stock Exchange or the London Stock Exchange after the earlier of (i) the public disclosure of any material nonpublic information known to the Covered Person or (ii) such time as any material nonpublic information known to the Covered Person is no longer material.
Adopted and Effective:    As of January 1, 2025